EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Digital Angel Corporation of our report dated February 4, 2005 (with respect to Note 22, February 28, 2005), relating to our audits of the consolidated financial statements and financial statement schedule of the Company as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, Digital Angel Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Digital Angel Corporation as of December 31, 2004 included in the Annual Report on Form 10-K for the year ended December 31, 2004.

EISNER LLP

Florham Park, New Jersey

July 20, 2005